Exhibit 99.3

MERCURY COMPUTER SYSTEMS, INC

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

SEPTEMBER 30, 2011

(In thousands)

	Historical as of September 30, 2011		Pro forma adjustments (1)		Pro forma combined
	Mercury	KOR
Assets
Current assets:
Cash and cash equivalents	$165,862	$11,165	$(70,370	)a	$106,657
Accounts receivable, net of allowance for doubtful accounts	38,128	3,520	(29	)b	41,619
Unbilled receivables and costs in excess of billings	1,202	5,149	(243	)b	6,108
Inventory	24,502	—	—		24,502
Deferred income taxes	6,896	1,094	—		7,990
Prepaid income taxes	371	—	—		371
Prepaid expenses and other current assets	4,242	279	—		4,521

Total current assets	241,203	21,207	(70,642)		191,768
Restricted cash	3,000	281	—		3,281
Property and equipment, net	14,221	311	—		14,532
Goodwill	79,558	7,528	39,109	c,f	126,195
Acquired intangible assets, net	15,906	885	11,445	d	28,236
Other non-current assets	926	59	—		985

Total assets	$354,814	$30,271	$(20,088)		$364,997

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$12,539	$1,125	$(29	)b	$13,635
Accrued expenses	6,192	1,623	505	h,e	8,320
Accrued compensation	7,474	1,516	—		8,990
Notes payable, current portion	—	3,141	(3,141	)e	—
Notes payable to shareholders, current portion	—	410	(410	)e	—
Term loan, current portion	—	1,048	(1,048	)e	—
Line of credit borrowings	—	3,000	(3,000	)e	—
Income taxes payable	473	39	—		512
Deferred revenues, billings in excess of costs and customer advances	4,994	1,565	—		6,559

Total current liabilities	31,672	13,467	(7,123)		38,016
Deferred gain on sale-leaseback	5,267	—	—		5,267
Notes payable and term loan, net of current portion	—	2,952	(2,952	)e	—
Deferred income taxes	3,652	257	4,427	f	8,336
Income taxes payable	1,777	—	—		1,777
Other non-current liabilities	5,764	—	—		5,764

Total liabilities	48,132	16,676	(5,648)		59,160

Shareholders’ equity:
Preferred stock	—	1	(1	)g	—
Common stock	294	1	(1	)g	294
Additional paid-in capital	216,309	42,939	(42,939	)g	216,309
Retained earnings (deficit)	88,766	(29,346)	28,520	b,g,h	87,940
Accumulated other comprehensive income	1,313	—	—	g	1,313

Total shareholders’ equity	306,682	13,595	(14,278	)g	305,856

Total liabilities and shareholders’ equity	$354,814	$30,271	$(20,088)		$364,997

(1)	See Note 2 of the Notes to Unaudited Pro Forma Condensed Combined Financial Statements for discussion regarding the pro forma adjustments

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2011

(In thousands, except per share data)

	Historical		Pro forma adjustments (1)		Pro forma combined
	Mercury	KOR
Net revenues	$49,122	$9,778	$(179	) i	$58,721
Cost of revenues	19,206	6,144	(46	) i	25,304

Gross margin	29,916	3,634	(133)		33,417
Operating expenses:
Selling, general and administrative	13,645	1,638	—		15,283
Research and development	11,865	244	—		12,109
Amortization of acquired intangible assets	816	68	429	k	1,313
Acquisition costs and other related expenses	25	—	—		25

Total operating expenses	26,351	1,950	429		28,730

Income from operations	3,565	1,684	(562)		4,687
Interest income	6	1	—	a	7
Interest expense	(9)	(195)	195	j	(9)
Other income, net	405	—	—		405

Income from continuing operations before income taxes	3,967	1,490	(367)		5,090
Income taxes	1,314	596	(128	) l	1,782

Net income	$2,653	$894	$(239)		$3,308

Basic net earnings per share:	$0.09	$—	$—		$0.11

Diluted net earnings per share:	$0.09	$—	$—		$0.11

Weighted-average shares outstanding:
Basic	29,277	—	—		29,277

Diluted	30,033	—	—		30,033

(1)	See Note 2 of the Notes to Unaudited Pro Forma Condensed Combined Financial Statements for discussion regarding the pro forma adjustments

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED JUNE 30, 2011

(In thousands, except per share data)

	Historical		Pro forma adjustments (2)		Pro forma combined
	Mercury	KOR (1)
Net revenues	$228,710	$36,765	$(110	) i	$265,365
Cost of revenues	98,811	22,709	—	i	121,520

Gross margin	129,899	14,056	(110)		143,845
Operating expenses:
Selling, general and administrative	57,868	6,948	—		64,816
Research and development	44,500	591	—		45,091
Amortization of acquired intangible assets	1,984	271	1,717	k	3,972
Impairment of long-lived assets	150	—	—		150
Acquisition costs and other related expenses	412	—	—		412

Total operating expenses	104,914	7,810	1,717		114,441

Income from operations	24,985	6,246	(1,827)		29,404
Interest income	34	18	—	a	52
Interest expense	(79)	(1,043)	1,043	j	(79)
Other income, net	1,627	1,100	—		2,727

Income from continuing operations before income taxes	26,567	6,321	(784)		32,104
Income taxes	8,060	2,349	(274	) l	10,135

Net income	$18,507	$3,972	$(510)		$21,969

Basic net earnings per share:	$0.73	$—	$—		$0.87

Diluted net earnings per share:	$0.71	$—	$—		$0.84

Weighted-average shares outstanding:
Basic	25,322	—	—		25,322

Diluted	26,209	—	—		26,209

(1)	KOR’s historical financial information has been derived by taking its audited December 31, 2010 year-end consolidated statement of operations and adding its unaudited six month interim period condensed consolidated statement of operations through June 30, 2011 and reducing these amounts by its unaudited six month interim period condensed consolidated statement of operations through June 30, 2010 as well as giving effect to the effective tax rate during that period.

(2)	See Note 2 of the Notes to Unaudited Pro Forma Condensed Combined Financial Statements for discussion regarding the pro forma adjustments

Mercury Computer Systems, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(In thousands)

1. Background and Basis of Pro Forma Presentation

On December 22, 2011, Mercury Computer Systems, Inc. (“Mercury “ or the “Company”) and King Merger Inc., a newly formed, wholly-owned subsidiary of Mercury (the “Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with KOR Electronics (“KOR”), and Shareholder Representative Services LLC, as the securityholders’ representative. On December 30, 2011, the transaction closed with the Merger Sub being merged with and into KOR with KOR continuing as the surviving company and a wholly-owned subsidiary of Mercury (the “Merger”). By operation of the Merger, Mercury acquired both KOR and its wholly-owned subsidiary, Paragon Dynamics, Inc. (“PDI”).

The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2011 and the Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended September 30, 2011 and the year ended June 30, 2011 are derived from the historical financial information of KOR after giving effect to the pro forma adjustments relating to the Merger.

The Merger is reflected in the Unaudited Pro Forma Condensed Combined Financial Statements utilizing the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (ASC 805). Under the acquisition method of accounting, the purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase consideration over the net tangible and identifiable intangible assets acquired and liabilities assumed was recorded as goodwill. The fair value guidance requires that the fair value measurements reflect the assumptions market participants use in pricing an asset or liability based on the best information available. Estimates of the fair values of KOR have been combined with the historical values of the assets and liabilities of Mercury in the pro forma financial information. The purchase price allocation is preliminary and may be subject to change prior to finalization.

The Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended September 30, 2011 and the year ended June 30, 2011 assume the Merger occurred on July 1, 2010.

Under ASC 805, acquisition related transaction costs (such as advisory, legal, valuation, and other professional fees) are not included as a component of consideration transferred and are excluded from the Unaudited Pro Forma Condensed Combined Statements of Operations. The Company will incur total acquisition related transaction costs of approximately $583 related to its acquisition of KOR.

The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect any operating efficiencies, synergies or cost savings that the Company may achieve, or any additional expense that may be incurred with respect to the combined company.

2. Pro Forma Adjustments

The Unaudited Pro Forma Condensed Combined Balance Sheet has been prepared to illustrate the effect of the Merger as if it had occurred on September 30, 2011.

The Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended September 30, 2011 and the year ended June 30, 2011 assume the Merger occurred on July 1, 2010.

All pro forma adjustments have been prepared for informational purposes only. The historical financial statements have been adjusted to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results of the companies.

The pro forma combined consolidated tax liability does not necessarily reflect the amounts that would have resulted had the Company and KOR filed consolidated income tax returns during the periods presented.

The pro forma adjustments included in the Unaudited Pro Forma Condensed Combined Financial Statements are as follows:

(a)	To record the effect of utilizing $70,370 of cash to purchase the outstanding capital stock of KOR. The Company has assessed the impact of cash consideration paid on pro forma interest income. Based on its cash investment policy and the low interest rate environment, it has determined the impact to be de minimis.

(b)	To adjust accounts receivable, unbilled receivable and related accounts payable on an approximate $600 value POC contract between the Company and KOR that would have been eliminated in consolidation.

Mercury Computer Systems, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(In thousands)

(c)	To record the preliminary estimated goodwill. As the net acquired tangible assets of KOR as of December 30, 2011 are different from the September 30, 2011 tangible assets provided for pro forma purposes, the allocated Goodwill is the net result of the pro forma adjustments made in these Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

(d)	To reflect the estimated purchase price allocation to identifiable intangible assets acquired. These estimated fair values and useful lives are considered preliminary and are subject to change in accordance with ASC 805, Business Combinations.

The acquired finite-lived intangible assets include the following:

	Estimated useful life (in years)	Amount
Customer relationships	7.0	$8,360
Completed technology	5.0	2,870
Trademarks	6.4	1,020
Non-competition agreements	2.0	80

Total identifiable intangible assets		$12,330

The pro forma adjustment to intangibles includes the following:

	KOR historical amount	Preliminary estimated fair value	Increase

Identifiable intangible assets	$885	$12,330	$11,445

(e)	To eliminate KOR’s debt and related accrued interest as of September 30, 2011 that was not assumed by the Company.

(f)	To increase the deferred tax liability and goodwill to reflect the estimated tax impact of the intangible assets acquired at the statutory rate recorded at (c) above. These amounts are preliminary estimates and may differ materially in actual future results of operations.

The pro forma adjustment to deferred tax includes the following:

	KOR historical amount	Preliminary estimated liability	Increase

Deferred income taxes – non-current, net	$257	$4,684	$4,427

(g)	To eliminate KOR’s historical equity as of September 30, 2011.

(h)	To establish an accrual for transaction costs as of September 30, 2011.

(i)	To remove intercompany transaction revenue and related costs that would have been eliminated in consolidation had the Merger occurred on July 1, 2010. Accordingly, the Company recorded pro forma adjustments to revenue of $110 and $179 for the twelve months ended June 30, 2011 and three months ended September 30, 2011, respectively, and to cost of revenue of $0 and $46 for the twelve months ended June 30, 2011 and three months ended September 30, 2011, respectively. See adjustment of accounts receivable, unbilled receivable and related accounts payable at (b) above.

Mercury Computer Systems, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(In thousands)

(j)	To adjust interest expense related to the debt noted at (e) above that would not have been incurred had the Merger occurred on July 1, 2010. Accordingly, the Company recorded pro forma adjustments of $1,043 and $195 for the twelve months ended June 30, 2011 and three months ended September 30, 2011, respectively.

(k)	Changes in fair value or useful lives and associated amortization expense of the acquired intangible assets may be material. The acquired finite-lived intangible assets are reflected as being amortized over estimated useful lives, as presented below, using the straight-line method. The acquired intangible assets estimated fair values and useful lives are considered preliminary and are subject to change in accordance with ASC 805, Business Combinations and include the following:

			Pro forma amortization
	Estimated useful life (in years)	Amount	Three months ended September 30, 2011	Fiscal year ended June 30, 2011
Customer relationships	7.0	$8,360	$299	$1,196
Completed technology	5.0	2,870	144	576
Trademarks	6.4	1,020	44	176
Non-competition agreements	2.0	80	10	40

Total identifiable intangible assets		$12,330	$497	$1,988

The historical Condensed Consolidated Statements of Operations of KOR include amortization for the period of July 1, 2010 through June 30, 2011 and for the period July 1, 2011 through September 30, 2011 of $271 and $68, respectively. Accordingly, the Company recorded pro forma adjustments of $1,717 and $429 for the twelve months ended June 30, 2011 and three months ended September 30, 2011, respectively.

(l)	To record income tax benefit related to the pro forma adjustments at the statutory rate of 35% related to (i), (j) and (k) above.